UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CALIFORNIA MICRO DEVICES CORPORATION
(Name of Registrant as Specified in Its Charter)

DIALECTIC CAPITAL MANAGEMENT, LLC
DIALECTIC CAPITAL PARTNERS, LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC ANTITHESIS OFFSHORE, LTD.
JOHN FICHTHORN
LUKE FICHTHORN
BRYANT RILEY
J. MICHAEL GULLARD
KENNETH POTASHNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 30, 2009, Dialectic Capital Management, LLC (“Dialectic Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of nominees as directors at the 2009 annual meeting of stockholders of California Micro Devices Corporation.

Item 1:  On August 20, 2009, Dialectic Capital issued the following press release:

DIALECTIC CAPITAL MANAGEMENT SENDS SECOND LETTER TO
CALIFORNIA MICRO DEVICES STOCKHOLDERS

Urges Stockholders to Support its Director Nominees, Whose Interests are
Truly Aligned with Stockholders

New York, NY, August 20, 2009 – Dialectic Capital Management, LLC (“Dialectic Capital”) announced today that it has sent a letter to the stockholders of California Micro Devices Corporation (“CMD” or the “Company”) urging them to elect three highly qualified and experienced director nominees, John Fichthorn, J. Michael Gullard and Kenneth Potashner, by signing, dating and returning the GOLD proxy card.  The Dialectic Capital group is the second largest stockholder of the Company and beneficially owns 2,025,011 shares, representing approximately 8.8% of the Company’s outstanding common stock.

The full text of the letter follows:

August 20, 2009

Dear Fellow Stockholders:

Dialectic Capital Management has been a stockholder of California Micro Devices Corporation (“CMD” or the “Company”) since 2006 and is its second largest stockholder with 8.8% of the Company’s outstanding common stock.  CMD’s largest stockholder has recently voiced concerns similar to those consistently raised by Dialectic regarding the Board’s poor corporate governance standards.  We believe that the Board has demonstrated, repeatedly, a desire to distance itself from the legitimate concerns of its stockholders.  We further believe that CMD’s June quarter results leave stockholders with little to look forward to, are the culmination of seven years of mismanagement and truly reflect that the existing Board has failed to develop any viable plan to grow CMD’s business.

Dialectic Capital has engaged in several attempts to negotiate a settlement to add stockholder representation to the Board with the aim of maximizing stockholder value and avoiding an election contest.  Our efforts have fallen on deaf ears.  To be clear, our nominees will join the Board with a mandate to fully and objectively explore all strategic alternatives with one goal – the maximization of stockholder value.  Do not be mislead by the existing Board—we are not seeking control of the Company.  Given our significant ownership in the Company, our interests are clearly aligned with yours.  In contrast, the Board and management only own a combined 88,000 shares of stock.

CMD’S DEPLORABLE JUNE QUARTER RESULTS REFLECT SEVEN YEARS OF INERTIA BY THE BOARD

CMD’s June quarter results paint the picture of a dormant enterprise with declining revenues and a lack of strategic initiatives to drive future growth.  While the semiconductor industry as a whole achieved a 17% percent sequential rebound in revenues, CMD barely managed to expand revenues 2% sequentially, posting its lowest sales figure in seven years.

We believe the Company’s lagging position is a direct consequence of the Board and management’s inability to execute a long-term strategic plan, as most recently exemplified by the sudden decision to abandon the development of serial display controllers.  Consider that as recently as May 2008, management had characterized serial display controllers as a “major growth opportunity.”

Similarly, in April 2006, management trumpeted the acquisition of Arques Technology as marking “an important milestone in the evolution of California Micro Devices.”  Only 14 months later, management began reversing its position.  By December 2008, management wrote off all of the goodwill associated with this acquisition.

The Arques Technology and serial display controller debacles highlight a recurring theme: management has repeatedly embarked on risky projects in an indecisive manner, failing to deliver tangible results for stockholders.  Meanwhile, the Board has clearly failed to hold management accountable.

Management’s “ownership” interest is concentrated in over 2.9 million under-water stock option grants.  We believe not having “skin in the game” has caused the Company to follow a “quick buck” strategy, funding losses with stockholder cash in the hopes of seeing one of their high risk projects strike gold in time for them to exercise their options.   Unfortunately all their efforts have failed.

THE BOARD AND MANAGEMENT HAVE YET TO PROPOSE A COMPELLING PLAN TO GROW THE BUSINESS

In a research note reviewing CMD’s June quarter results, Needham sell-side analyst Vernon Essi concluded that:

“[W]e are increasingly skeptical there is a long-term growth plan in place for CAMD as we believe it is experiencing revenue declines in its core ESD product line and HB LED is not a strong enough offset.”

Analysts are projecting that CMD will continue to lose money at least through fiscal 2011 and that revenues will stagnate in the sub-$50 million range.  Unsurprisingly, the majority of analysts are recommending against buying CMD stock, even as the company trades with a dismal valuation.

With the serial interface display controller opportunity vanished, we believe that management is resorting to various cosmetic “touch-ups” to give the illusion of progress, including returning to positive cash flow by slashing R&D and laying off workers at the bottom of a down-cycle.  We believe that these actions are indicative of a defensive management team that is conceding its inability to reach profitability through revenue growth and margin improvements.

THE BOARD’S ACTIONS SHOW THEIR LACK OF CONCERN FOR STOCKHOLDERS

This Board has clearly opted to remain unvested and has evidently taken numerous steps to distance itself from stockholders, including:

•	Depriving stockholders of their ability to call special meetings
•
Adopting a poison pill, only to reverse course and suddenly redeem it in the final days of an election contest due to the concern of losing the vote of its largest stockholder, who openly denounced the Board’s poor corporate governance standards

•	Relying strictly on the Company’s CEO, who is the target of stockholder discontent, to function as the primary communication channel between stockholders and the Board
•
Adopting questionable compensation practices in the face of dismal operating performances, including increasing the frequency of bonuses, expanding golden parachutes and handing out massive option grants

•
Allowing Chairman Meyercord to serve on every single Board committee while simultaneously making him an integral part of the compensation setting process through his private compensation consulting practice

THE INCUMBENTS HAVE MADE NUMEROUS FICTITIOUS CLAIMS TO DIVERT YOUR ATTENTION FROM THE TRUE CHALLENGES FACED BY STOCKHOLDERS

Fiction #1: “Clearly Dialectic Capital’s interests and agenda are not in the best interests of the Company and are not aligned with those of CMD’s other stockholders.”

Fact #1: We are seeking minority representation on the Board. Our goal is to have a stockholder(s) on the Board to provide true stockholder oversight to ensure that future capital allocation decisions and strategic decisions are made in the best interest of long term stockholders.  As the second largest stockholder, our interests are evidently aligned with yours.  The same cannot be said of the incumbents, who own no meaningful amount of stock.

Fiction #2: Dialectic Capital has “declined to work constructively with CMD to reach a settlement”.

Fact #2:  Dialectic Capital has worked tirelessly to avoid an election contest but is unwilling to accept a settlement that does not provide for meaningful stockholder representation.  Our proposed settlement to the Company should make this clear:

We offered to keep the size of the Board at 7 directors, with two stockholder representatives (one, a Dialectic Capital nominee, and the other, a nominee of another 5% or greater stockholder) replacing two of the incumbent directors.  Dialectic Capital believes that a Board of 9 directors is too unwieldy for a company of CMD’s size.

Fiction #3: Dialectic Capital is focused on the “quick buck” while the current CMD Board has had a track record of success

Fact #3: Dialectic Capital has been a long term holder and first acquired stock in 2006. During this 3 year period CMD management has failed to execute and has had dismal financial performance including a revenue decline at annual CAGR rate of (11.1%) from 2006 to 2009; a decrease in net income from $4 million and $10 million in 2005 and 2006 to net losses of $1.4 million and $15.0 million, respectively, during the last two years; a decline in return on invested capital from positive 8.8% in fiscal 2005 to negative 10.5% in fiscal 2009; and, finally, CMD’s market cap has gone from $132 million in 2006 to its current market capitalization of $65 million.  We do not qualify this as a “track record of success.”  Neither should you.

Fiction #4: David Wong has suddenly become bullish on the stock recently because of “CMD’s decisive action to drive down costs in an effort to quickly return to positive operating cash flow… and profitability”

Fact #4: David Wong has had an “outperform” on the stock consistently since 10/03/07 except for a brief downgrade on 12/04/2008 near the all-time low of $1.48.  Accordingly, he has been consistently wrong on CMD and cannot possibly represent a reliable, independent seal of approval of management’s strategy.

Fiction #5:  Dialectic Capital’s agenda is somehow dubious or consistently changing.

Fact #5:  Dialectic Capital’s goals and objectives are quite simple: maximize stockholder value. We have stated we will consider all alternatives to achieve that goal. We have from the beginning conveyed our basic operational/strategic goals for the Company. Dialectic Capital has always stressed rational capital allocation and focused on achieving profitability.

Fiction #6: “Dialectic Capital in seeking three directors is not pursuing what we consider stockholder representation but rather disproportionate dominance - - a 9% stockholder should not control 43% of the board”

Fact #6: Dialectic Capital, as a stockholder of approximately 9%, is seeking minority stockholder representation on the Board which is currently exclusively controlled by stockholders who hold a combined 0.3% of the stock.  We wonder if the current Board understands what “disproportionate dominance” truly means?

Fiction #7: “Dialectic Capital’s Board nominees are not qualified”

Fact #7: Dialectic Capital has nominated three highly qualified individuals who will provide financial expertise, corporate governance oversight and operational expertise to the Board.  In addition to serving on several other boards of publicly traded companies, both Kenneth Potashner and J. Michael Gullard have significant turnaround experience.  For example, when Mr. Gullard joined the board of Transmeta Corporation as part of a settlement agreement in an election contest he became an integral part of overseeing an increase in Transmeta’s stock value of more than 50% before the company was sold.  The experience and true stockholder perspective our nominees bring will add value for all of CMD’s stockholders.

We urge all stockholders to elect our director nominees on the enclosed GOLD proxy card today.  Vote for much needed change at CMD by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker.  We urge stockholders to discard any proxy materials received from CMD and to vote only the GOLD proxy card.

Thank you for your support,

/s/ John Fichthorn

John Fichthorn

To elect the Dialectic Group’s nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company.

The Dialectic Group urges all stockholders not to sign or return any white proxy sent to you by the Company.

Instead, the Dialectic Group recommends that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the white proxy, you can effectively revoke it by voting the
GOLD Proxy.  Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-285-5990

Or

Email:  info@okapipartners.com

About Dialectic Capital Management, LLC

Dialectic Capital Management, LLC is a hedge fund sponsor based in New York, New York.  It manages a multi-sector long/short equity fund.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Dialectic Capital Management, LLC (“DCM”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of California Micro Devices Corporation, a Delaware corporation (the “Company”).

DCM ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, AT ITS TOLL-FREE NUMBER: 1-877-285-5990.

The participants in the proxy solicitation are DCM, Dialectic Capital Partners, LP (“DCP”), Dialectic Offshore, Ltd. (“DOF”), Dialectic Antithesis Partners, LP (“DAP”), Dialectic Antithesis Offshore, Ltd. (“DAO”), John Fichthorn, Luke Fichthorn, J. Michael Gullard (“Mr. Gullard”), Kenneth Potashner (“Mr. Potashner”) and Bryant Riley (“Mr. Riley”) (collectively, the “Dialectic Group”).

As of the date hereof, DCP beneficially owns 318,631 shares of common stock of the Company, DOF beneficially owns 186,780 shares, DAP beneficially owns 582,453 shares and DAO beneficially owns 937,147 shares.  As of the date hereof, DCM (as the investment manager of each of DCP, DOF, DAP and DAO) and John Fichthorn and Luke Fichthorn (as the managing members of DCM) are deemed to be the beneficial owners of the (i) 318,631 shares owned by DCP, (ii) 186,780 shares owned by DOF, (iii) 582,453 shares owned by DAP and (iv) 937,147 shares owned by DAO.  As of the date hereof, Messrs. Gullard, Potashner and Riley do not directly own any shares.

Each member of the Dialectic Group, as a member of a “group” with the other Dialectic Group members for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is accordingly the beneficial owner of the shares of common stock of the Company beneficially owned in the aggregate by the other members of the Dialectic Group.  Each member of the Dialectic Group disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein.

Contact:
B. Riley & Co., LLC
Salomon Kamalodine
310-689-2217